Exhibit 99.1

CorMedix Inc. announces preliminary FIRST quarter 2025 results and RAISES H1 2025 NET SALES GUIDANCE

‒ Q1 2025 Unaudited Net Revenue of $39.0 million ‒

‒ Expected Q1 Adjusted EBITDA above $22.5 million ‒

‒ Q1 2025 Cash and Cash Equivalents of Approximately $77.5 million ‒

Berkeley Heights, NJ – April 8, 2025 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announces its preliminary unaudited first quarter results and provides an update on its business. These include the following key updates:

●	CorMedix announces preliminary, unaudited net revenue of $39.0 million for 1Q 2025, and expects 1Q 2025 adjusted EBITDA(1) to exceed $22.5 million once final numbers are reported.

●	Since providing initial guidance, the Company received larger than expected orders during the final week of March, and has also obtained additional visibility into inventory levels on hand at some of our current purchasing customers. Based on this new information, CorMedix is increasing its H1 2025 guidance for Net Sales to existing purchasing customers to a revised range of $62 million to $70 million.

●	While the Company is currently forecasting net sales from existing purchasing customers in 2Q 2025 to be lower than 1Q 2025, this is due to the timing of shipments to those customers between quarters, and does not suggest an anticipated decrease in patient utilization in the second quarter or the second half of 2025. CorMedix currently forecasts patient utilization with existing purchasing customers to continue to grow throughout 2025 as implementation expands to new patients, and currently anticipates unit shipments in H2 2025 to exceed shipments in H1 2025.

●	CorMedix expects patient enrollment for our Phase 3 study of DefenCath in patients receiving Total Parenteral Nutrition, or TPN, to begin in late April. The Company believes DefenCath, if approved for this indication, can achieve peak annual sales in this patient population of $150 million to $200 million, with a total addressable market opportunity of $500 million to $750 million.

●	Cash and short-term investments, excluding restricted cash, at March 31, 2025 amounted to approximately $77.5 million.

The preliminary financial information presented in this press release is based on CorMedix’s current expectations and may be adjusted as a result of, among other things, the completion of the quarterly review procedures of CorMedix’s first quarter 2025 financial statements.

(1)	Adjusted EBITDA is a non-GAAP financial measure and excludes non-cash items such as stock based compensation and certain non-recurring items. The Company expects to provide a reconciliation of Adjusted EBITDA to the most comparable GAAP measure in its earnings release relating to the first quarter 2025 financial results. Such reconciliation is not included in this release because the Company is currently finalizing certain amounts that would be required to be included in the U.S. GAAP measure or the individual adjustments for such reconciliation.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath® (taurolidine and heparin) which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix is commencing clinical studies in Total Parenteral Nutrition and Pediatric patient populations in 2025 and also intends to develop DefenCath as a catheter lock solution for use in other patient populations. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties, including expectations regarding CorMedix’s first quarter 2025 unaudited net revenue, adjusted EBITDA, cash and short-term investments as of March 31, 2025 and increased net sales guidance for the first half of fiscal year 2025, and expectations regarding patient utilization and enrollment. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

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